T. Rowe Price Developing Technologies Fund, Inc.

T. Rowe Price Science & Technology Fund, Inc.

limited Power of Attorney

RESOLVED, that the above Corporations do hereby constitute and authorize Edward C. Bernard, Joel H. Goldberg and David Oestreicher, and each of them individually, as their true and lawful attorneys-in-fact and agents to take any and all action and execute any and all instruments which said attorneys and agents may deem necessary or advisable to effect the reorganization of Developing Technologies Fund, Inc. ("Developing Technologies Fund") into Science & Technology Fund, Inc. ("Science & Technology Fund"). Said attorneys-in-fact and agents are authorized to perform any and all acts necessary and appropriate with respect to the liquidation of Developing Technologies Fund and the transfer of substantially all of its assets to Science & Technology Fund in exchange for shares of Science & Technology Fund, including but not limited to the following: signing the names of each of such directors and officers on his behalf to file with the Securities and Exchange Commission Form N-14 or Form N-1A and any amendments thereto, including all exhibits thereto and other documents in connection therewith; preparing, filing, and mailing of proxy materials; executing an Agreement and Plan of Reorganization between Developing Technologies Fund and Science & Technology Fund; signing and filing any Articles of Amendment, Articles of Dissolution, or other necessary documents with the State of Maryland; and sign and perform each and every act necessary or required by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, the Investment Company Act of 1940, as amended, or Maryland General Corporation Law.

RESOLVED, that any and all powers of attorney granted by the above Corporations and their directors and officers that are currently in effect hereby remain in full force and effect. Nothing in this grant of Power of Attorney shall be construed to interrupt, alter or revoke any of the powers granted to named attorneys and agents by the above Corporations and their directors and officers in the Power of Attorney dated April 22, 2008.

IN WITNESS WHEREOF, the above named Corporations have caused these presents to be signed and the same attested by its Secretary, each thereunto duly authorized by its Board of Directors, and each of the undersigned has hereunto set his hand and seal as of the day set opposite his name.

/s/Edward C. Bernard Edward C. Bernard	Chairman of the Board (Principal Executive Officer) Director	July 22, 2008
/s/Gregory K. Hinkle Gregory K. Hinkle	Treasurer (Principal Financial Officer)	July 22, 2008
/s/Jeremiah E. Casey Jeremiah E. Casey	Director	July 22, 2008
/s/Anthony W. Deering Anthony W. Deering	Director	July 22, 2008
/s/Donald W. Dick, Jr. Donald W. Dick, Jr.	Director	July 22, 2008
/s/David K. Fagin David K. Fagin	Director	July 22, 2008
/s/Karen N. Horn Karen N. Horn	Director	July 22, 2008
/s/Theo C. Rodgers Theo C. Rodgers	Director	July 22, 2008
/s/John G. Schreiber John G. Schreiber	Director	July 22, 2008
/s/John H. Laporte John H. Laporte	Director (Science & Technology Fund)	July 22, 2008
/s/Brian C. Rodgers Brian C. Rodgers	Director (Developing Technologies Fund)	July 22, 2008

ATTEST:

/s/Patricia B. Lippert
Patricia B. Lippert, Secretary

edgagreementsPower of AttorneyDTFMergerPOA.fm

Power of Attorney

July 22, 2008